Exhibit 10.1

SunGard

Annual Incentive Compensation Plan

As Adopted

May 9, 2012

I. Plan Purpose

The purpose of the Plan is to provide a means whereby the Company may provide incentive compensation to its eligible employees to incentivize employee performance and align such performance with the Company’s business objectives.

II. Definitions

a.	Administrator of this Plan is (i) with respect to bonuses payable to Executives, the Compensation Committee or its delegate, and (ii) with respect to bonuses payable to Participants other than Executives, the Senior Management Team or its delegate.

b.	Base Salary is the salary of record paid to the Participant as annual salary, excluding amounts received under other incentive or bonus plans, and without regard to whether any such salary is deferred.

c.	Board is the Board of Directors of the Company.

d.	Bonus Target is either an expressed amount or a percentage of Base Salary, as determined by the Administrator.

e.	Company is SunGard Data Systems Inc.

f.	Compensation Committee is the Compensation Committee of the Board.

g.	Executives are the executive officers of the Company or its affiliates, as designated by the Compensation Committee; provided, however, that employees of the Availability Services division are not eligible to participate in the Plan.

h.	Financial Performance Targets are financial performance metrics identified by the Administrator as of the beginning of the Plan Year. Examples of financial metrics that may be identified include items such as (but not limited to) Earnings Before Income Tax and Amortization (EBITA), Revenue and Sales. The current definitions of key financial metrics are shown in the attached Appendix. The Administrator may change the definitions from time to time in writing in its discretion.

i.	Individual Performance Targets are set for each Participant by the Administrator and are assessed by the Administrator based upon achievement against individual goals and objectives during the Plan Year.

j.	Participant is any salaried employee of the Company or an affiliate who is described in Section V as a participant in the Plan; provided, however, that employees of the Availability Services division are not eligible to participate in the Plan.

k.	Performance Factor is an achievement factor that is tied to an explicit Financial or Individual Performance Target, as determined by the Administrator.

l.	Plan is this SunGard Annual Incentive Compensation Plan, as it may be amended from time to time.

m.	Plan Year is the Company’s fiscal year, which is January 1 through December 31.

n.	Senior Management Team is the Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer, acting as a committee.

III. Plan Effective Date

The Plan effective date is January 1, 2012.

IV. Administration

The Administrator shall administer the Plan. The Administrator shall have full power and discretionary authority to interpret and administer the Plan, to make all determinations with respect to the Plan, including all participation and bonus determinations, and to prescribe, amend and rescind any rules, forms or procedures as the Administrator deems necessary or appropriate for the proper administration of the Plan, and to make any other determinations and take such other actions as the Administrator deems necessary or advisable in carrying out its duties under the Plan. Any action required of the Administrator under the Plan shall be made in the Administrator’s sole discretion and not in a fiduciary capacity. All decisions and determinations by the Administrator shall be final, conclusive and binding on the Company, its affiliates, the Participants, and any other persons having or claiming an interest hereunder. All bonuses shall be awarded conditional upon the Participant’s acknowledgement, by participating in the Plan, that all decisions and determinations of the Administrator shall be final and binding on the Participant, his or her estate and any other person having or claiming an interest in such bonus.

V. Eligibility

Not all employees of the Company and its affiliates are eligible to participate in this Plan. Participation is at the sole discretion of the Administrator. Each year, the Administrator shall select those salaried employees of the Company and its affiliates who shall be eligible to participate in the Plan for the Plan Year; provided, however, that employees of the Availability Services division are not eligible to participate in the Plan. Eligible employees of the Company will be notified annually in writing of their eligibility to participate in the Plan.

Participation is also governed by the following:

•	Eligibility to participate in one Plan Year does not automatically grant participation in future Plan Years.

•	Eligibility does not guarantee a bonus payment under the Plan.

•	Except as otherwise set forth in Section XII, a Participant must be employed on December 31st of a Plan Year to be eligible for a bonus payment for that Plan Year.

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A Participant’s employment must be in good standing and the Participant must be in compliance with all applicable Company policies and agreements from the date of eligibility through the date of the bonus payment.

VI. Establishment and Communication of Financial Targets

The specific Financial Performance Targets for a Plan Year will be established by the Administrator as of the beginning of the Plan Year and communicated to the Participants in writing.

VII. Establishment of Individual Performance Targets

Individual Performance Targets for Participants will be established by the Administrator as of the beginning of the Plan Year and communicated to the Participants in writing. Individual Performance Targets will take the form of annual goals and objectives specific to each Participant’s role and responsibilities.

VIII. Determination of Bonus Payment

The payment of a bonus is dependent on two factors: (1) Company performance against specific financial measures and (2) individual performance.

Company and individual performance are measured by Performance Factors for both Financial Performance Targets and Individual Performance Targets, as determined by the Administrator. Payouts against the Participant’s Bonus Target will range from 0% to 100% in most cases, with the maximum payout appropriate to the Participant’s role not to exceed 300% without the Compensation Committee’s approval.

Individual performance is measured by achievement of Individual Performance Targets. This measurement may influence the bonus calculated based on Financial Performance Targets.

Notwithstanding the foregoing, the Administrator reserves the right to reduce bonuses, including reduction to zero, based on individual performance factors or otherwise, including a Participant’s breach of any agreement with the Company or any material policy in the Company’s Business Conduct and Compliance Program then in effect.

After the end of the Plan Year, the Administrator will evaluate achievement of the Financial Performance Targets and the Individual Performance Targets, and will determine the amount of the annual bonus, if any, earned by each Participant, subject to such adjustments as the Administrator deems appropriate.

IX. Funding – Maximum Bonus Pool and Adjustment

Unless otherwise determined by the Administrator, the Plan funding for a Plan Year will not exceed the amount determined based on performance against the sum of all Performance Factors multiplied by the individual Bonus Targets of all Participants (the “Pool”).

X. Maximum Bonus Payment

In most cases, the maximum payout for each Participant will be 100% of their Bonus Target. Unless otherwise determined by the Compensation Committee, an individual’s bonus payment under the Plan will not exceed 300% of the Participant’s Bonus Target.

XI. Payment of Annual Bonus

Each annual bonus for a Plan Year shall be paid in cash. Bonus payments to Participants who are employed in the United States shall be paid between January 1 and March 15 of the calendar year following the end of the Plan Year, subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exception. Bonus payments to Participants who are employed outside of the United States shall be paid between January 1 and March 31 of the calendar year following the end of the Plan Year or as soon as administratively possible thereafter. The Company shall withhold from each bonus payment an amount sufficient to satisfy all federal, state and local tax withholding requirements relating to the bonus.

XII. Termination of Employment; Change in Status

Except as provided below, a Participant must be employed by the Company or an affiliate on the last day of the Plan Year for which the bonus is earned in order to receive a bonus for the Plan Year. If a Participant’s employment terminates on account of death or disability, as determined by the Administrator, the Administrator may determine in its sole discretion that a portion of the Participant’s bonus for the Plan Year will be paid, based on achievement of the performance goals.

A Participant who changes his or her employment status from full-time to part-time or vice versa may have his or her bonus calculated in proportion to the time worked under each status, as determined by the Administrator. The Administrator may determine that if a Participant has a leave of absence greater than 30 days, then the calculation of Base Salary under the terms of the Plan may be adjusted to account for the duration of the leave. For example, a Participant who has a one-month leave of absence during a Plan Year may have 11/12 of his or her Bonus Target eligible for bonus calculations; and a Participant who has a two-month leave of absence during the Plan Year may have 10/12 of his or her annual Bonus Target eligible for bonus calculations.

A Participant who transfers to another division, segment or business unit in the Company’s controlled group during a Plan Year may be eligible for payment under this Plan to the extent that the Participant is not also eligible to participate in an annual bonus plan of the Participant’s new employer for the same portion of the same Plan Year, and any such bonus amount may be prorated based on the time worked for the Company or an affiliate during the applicable Plan Year, as determined by the Administrator.

A Participant who becomes employed by the Company or an affiliate during a Plan Year may be eligible for a bonus, and any such bonus amount may be prorated based on the time worked for the Company or an affiliate during the applicable Plan Year, as determined by the Administrator.

XIII. Section 409A of the Internal Revenue Code (Applicable to U.S. Taxpayers)

The Plan is intended to comply with the requirements of Section 409A of the Code or an exception, and shall be construed and administered in accordance with Section 409A of the Code, to the extent applicable, or an exception. If an bonus payment under the Plan is subject to Section 409A of the Code, (i) payment shall only be made in a manner and upon an event permitted under Section 409A of the Code, (ii) payment to be made upon a separation from service shall only be made upon a “separation from service” as defined under Section 409A of the Code, (iii) each payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (iv) in no event shall the Participant, directly or indirectly, designate the calendar year in which a bonus payment is made, except in accordance with Section 409A of the Code. Notwithstanding the foregoing provisions of the Plan, in the event of any payment upon separation from service, under such conditions as the Administrator determines, payment will be made within 60 days after such separation from service, except that if the Participant is a “specified employee” of a publicly traded corporation under Section 409A of the Code at the time of separation from service and if a bonus payment is required to be delayed for a period of six months after the separation from service pursuant to Section 409A of the Code, payment of such amount shall be delayed as required by Section 409A of the Code.

XIV. Miscellaneous

a.	Termination and Amendment of the Plan. The Board or the Compensation Committee may amend or terminate the Plan at any time.

b.	Applicable Law. The Plan shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania of the United States of America.

c.	No Rights to Employment. Nothing contained in the Plan or in any documents evidencing a bonus under the Plan shall confer upon any employee or Participant any right to continue as an employee of the Company or an affiliate or constitute any contract or agreement of employment, or interfere in any way with the right of the Company or an affiliate to reduce such person’s compensation, to change the position held by such person, or to terminate the employment of such person, with or without cause, subject to applicable law and the terms of any applicable employment agreement.

d.	Successors. The Plan shall be binding upon and inure to the benefit of the Company and its affiliates, their successors and assigns, and each Participant and his or her heirs, executors, administrators and legal representatives.

e.	Transferability. No bonus under this Plan may be transferred, assigned, pledged or encumbered by the Participant nor shall it be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. In the event of a Participant’s death, any amounts payable under this Plan, as determined by the Administrator, shall be paid to the Participant’s estate.

f.	Unfunded Arrangement. The Plan is an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. Each Participant’s right to receive a bonus shall be no greater than the right of an unsecured general creditor of the Company. All bonuses shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of bonuses.

g.	Clawback. All bonus payments under the Plan shall be subject to the terms of any applicable clawback and other policies adopted by the Board.

Appendix

SunGard Annual Incentive Compensation Plan

EBITA Definition. The “earnings before interest, taxes and amortization” of acquisition related intangible assets, capitalized software development costs and related amortization, and other items, recognized by the Company, Division, Segment or Business Unit, as applicable, determined based on the audited financial statements of SunGard Data Systems Inc. (“Company”) and as reported by the Company in the annual report to the Board of Directors. Applicable Company, Division, Segment and Business Unit acquisitions closed in the year will require adjustments to EBITA amounts based on the EBITA contribution included in the Board Model and adjusted for timing differences caused by actual versus assumed close dates based on the underlying monthly L-1 file supporting the Board Model. Any applicable Company, Division, Segment and Business Unit dispositions closed in the year will require adjustments to the EBITA amount for the periods after the close dates. The EBITA amount will include accruals for all bonuses and cash incentives, including over performance incentives, as appropriate.

Revenue Definition. The revenue recognized by the Company, Division, Segment or Business Unit, as applicable, which may exclude fair value, determined based on the audited financial statements of the Company in the annual report to the Board of Directors. The Revenue target may be adjusted by the Compensation Committee of the Board of Directors and the Chief Executive Officer for acquisitions and dispositions and for other one-time events as applicable.

Sales Definition. The sales comprised in part or whole of license renewals, new licenses, maintenance agreements, recurring sales, professional services and managed services for the Company, Division, Segment or Business Unit, as applicable, as set out in the Sales Report included in the full year Corporate Operations report. The Sales report is published on a monthly basis by the Sales Operations group. The Sales target may be adjusted by the Compensation Committee of the Board of Directors and the Chief Executive Officer for acquisitions and dispositions and for other one-time events as applicable.